EXECUTION COPY
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                               CREDIT AGREEMENT


                         Dated as of August 30, 1995


                                   among


                         CONNECTOR HOLDING COMPANY,


                       GILBERT ENGINEERING CO., INC.,


                 THE LENDERS FROM TIME TO TIME PARTY HERETO



                                    and



                             CHEMICAL BANK, as
                   Administrative Agent, Collateral Agent
                             and Issuing Bank












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                             TABLE OF CONTENTS

                                                                   Page

                                 ARTICLE I
                                Definitions

SECTION 1.01.   Defined Terms......................................   2
SECTION 1.02.   Terms Generally....................................  30

                                ARTICLE II
                                The Credits
SECTION 2.01.   Commitments........................................  30
SECTION 2.02.   Loans..............................................  31
SECTION 2.03.   Borrowing Procedure................................  33
SECTION 2.04.   Evidence of Debt; Repayment of Loans...............  34
SECTION 2.05.   Fees...............................................  35
SECTION 2.06.   Interest on Loans..................................  36
SECTION 2.07.   Default Interest...................................  37
SECTION 2.08.   Alternate Rate of Interest.........................  37
SECTION 2.09.   Termination and Reduction of Commitments...........  38
SECTION 2.10.   Conversion and Continuation of Borrowings..........  38
SECTION 2.11.   Repayment of Term Borrowings.......................  40
SECTION 2.12.   Optional Prepayment................................  41
SECTION 2.13.   Mandatory Prepayments..............................  42
SECTION 2.14.   Reserve Requirements; Change in Circumstances......  45
SECTION 2.15.   Change in Legality.................................  47
SECTION 2.16.   Indemnity..........................................  48
SECTION 2.17.   Pro Rata Treatment.................................  48
SECTION 2.18.   Sharing of Setoffs.................................  49
SECTION 2.19.   Payments...........................................  50
SECTION 2.20.   Taxes..............................................  50
SECTION 2.21.   Assignment of Commitments Under Certain
                Circumstances; Duty to Mitigate....................  54
SECTION 2.22.   Letters of Credit..................................  56

                                ARTICLE III
                      Representations and Warranties

SECTION 3.01.   Organization; Powers...............................  61
SECTION 3.02.   Authorization......................................  62
SECTION 3.03.   Enforceability.....................................  62
SECTION 3.04.   Governmental Approvals.............................  62
SECTION 3.05.   Financial StatementS...............................  62
SECTION 3.06.   No Material Adverse Change.........................  63
SECTION 3.07.   Title to Properties; Possession Under Leases.......  63
SECTION 3.08.   Subsidiaries.......................................  63
SECTION 3.09.   Litigation; Compliance with Laws...................  64
SECTION 3.10.   Agreements.........................................  64
SECTION 3.11.   Federal Reserve Regulations........................  64
SECTION 3.12.   Investment Company Act; Public Utility
                Holding Company Act................................  65
SECTION 3.13.   Use of Proceeds....................................  65
SECTION 3.14.   Tax Returns........................................  65
SECTION 3.15.   No Material Misstatements..........................  65
SECTION 3.16.   Employee Benefit Plans.............................  66
SECTION 3.17.   Environmental Matters..............................  66
SECTION 3.18.   Insurance..........................................  67
SECTION 3.19.   Security Documents.................................  67
SECTION 3.20.   Labor Matters......................................  68
SECTION 3.21.   Solvency...........................................  68

                                  ARTICLE IV
                            Conditions of Lending

SECTION 4.01.   All Credit Events..................................  69
SECTION 4.02.   First Credit Event.................................  69

                                  ARTICLE V
                            Affirmative Covenants

SECTION 5.01.   Existence; Businesses and Properties...............  73
SECTION 5.02.   Insurance..........................................  73
SECTION 5.03.   Obligations and Taxes..............................  74
SECTION 5.04.   Financial Statements, Reports, etc.................  74
SECTION 5.05.   Litigation and Other Notices.......................  77
SECTION 5.06.   Employee Benefits..................................  77
SECTION 5.07.   Maintaining Records; Access to Properties
                and Inspections....................................  78
SECTION 5.08.   Use of Proceeds....................................  78
SECTION 5.09.   Compliance with Environmental Laws.................  78
SECTION 5.10.   Further Assurances.................................  79

                                ARTICLE VI
                            Negative Covenants

SECTION 6.01.   Indebtedness.......................................  80
SECTION 6.02.   Liens..............................................  81
SECTION 6.03.   Sale and Lease-Back Transactions...................  83
SECTION 6.04.   Investments, Loans and Advances....................  83
SECTION 6.05.   Mergers, Consolidations, Sales of Assets
                and Acquisitions...................................  84
SECTION 6.06.   Dividends and Distributions; Restrictions on
                Ability of Subsidiaries to Pay Dividends...........  86
SECTION 6.07.   Transactions with Affiliates.......................  86
SECTION 6.08.   Business of Borrower and Subsidiaries..............  86
SECTION 6.09.   Indebtedness and Other Material Agreements.........  86
SECTION 6.10.   Capital Expenditures...............................  87
SECTION 6.11.   Leverage Ratio.....................................  87
SECTION 6.12.   Interest Coverage Ratio............................  87
SECTION 6.13.   Fiscal Year........................................  87

                               ARTICLE VII
Events of Default..................................................  88

                               ARTICLE VIII

The Administrative Agent and the Collateral Agent..................  92

                                ARTICLE IX
                               Miscellaneous

SECTION 9.01.   Notices............................................  95
SECTION 9.02.   Survival of Agreement..............................  96
SECTION 9.03.   Binding Effect.....................................  96
SECTION 9.04.   Successors and Assigns.............................  96
SECTION 9.05.   Expenses; Indemnity................................ 101
SECTION 9.06.   Right of Setoff.................................... 102
SECTION 9.07.   Applicable Law..................................... 103
SECTION 9.08.   Waivers; Amendment................................. 103
SECTION 9.09.   Interest Rate Limitation........................... 104
SECTION 9.10.   Entire Agreement................................... 105
SECTION 9.11.   Waiver of Jury Trial............................... 105
SECTION 9.12.   Severability....................................... 105
SECTION 9.13.   Counterparts....................................... 106
SECTION 9.14.   Headings........................................... 106
SECTION 9.15.   Jurisdiction; Consent to Service of Process........ 106
SECTION 9.16.   Confidentiality.................................... 107

SCHEDULE 1.01(a)    Existing Indebtedness
SCHEDULE 1.01(b)    Guarantors
SCHEDULE 2.01       Commitments
SCHEDULE 3.08       Subsidiaries
SCHEDULE 3.09       Litigation
SCHEDULE 3.17       Environmental Matters
SCHEDULE 3.18       Insurance
SCHEDULE 6.01       Permitted Indebtedness
SCHEDULE 6.02       Permitted Liens
SCHEDULE 6.04(f)

EXHIBIT A           Form of Administrative Questionnaire
EXHIBIT B           Form of Assignment and Acceptance
EXHIBIT C           Form of Borrowing Request
EXHIBIT D           Form of Guarantee Agreement
EXHIBIT E           Form of Indemnity, Subrogation and
                    Contribution Agreement
EXHIBIT F           Form of Pledge Agreement
EXHIBIT G           Form of Opinion of Ropes & Gray





                                    CREDIT AGREEMENT dated as of August 30,
                               1995, among CONNECTOR HOLDING COMPANY, a
                               Delaware corporation ("Connector"); GILBERT
                               ENGINEERING CO., INC., a Delaware corporation (the "Borrower"); the Lenders (as defined in
                               Article I); and CHEMICAL BANK, a New York banking corporation, as issuing bank, as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders.


          The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined herein having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $22,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $18,000,000. The Borrower has requested the Issuing Banks to issue trade and standby letters of credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds (x) of the Term Loans and up to $10,000,000 of the Revolving Loans are to be used solely to repay (i) all amounts outstanding under the GECC Credit Agreement and (ii) the full principal amount of and all interest accrued under outstanding Connector Notes, and (y) the balance of the Revolving Loans are to be used solely for the general corporate purposes of the Borrower, including non-hostile acquisitions otherwise permitted herein.

          The Lenders are willing to extend such credit to the Borrower and the Issuing Banks are willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


ARTICLE I.  DEFINITIONS

          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any ABR Term Loan or ABR Revolving Loan.

          "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "ABR Term Borrowing" shall mean a Borrowing comprised of ABR Term
Loans.

          "ABR Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

          "Acquisition" shall mean the purchase by Oak, pursuant to the Stock Purchase Agreement, of 100 percent of the issued and outstanding shares of the capital stock of Lasertron for a gross purchase price no greater than $112,000,000.

          "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1 percent) equal to the product of
(a) the LIBO Rate in effect for such Interest Period and (b) Statutory
Reserves.

          "Adjusted Oak" shall mean Oak and the Non-Connector Subsidiaries, on a consolidated basis.

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1 percent) equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1 percent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Applicable Percentage" shall mean, for any day, with respect to any Eurodollar Loan, or with respect to the Commitment Fees, as the case may be, the applicable percentage set forth below under the caption "Eurodollar Spread" or "Fee Percentage", as the case may be, based upon the Leverage Ratio and Interest Coverage Ratio for Adjusted Oak, prior to the closing of the Connector Purchase, and Consolidated Oak, on the date of and after the closing of the Connector Purchase, as of the relevant Determination Date:

                                      Eurodollar            Fee
                                        Spread          Percentage
                                    -------------      -------------
CATEGORY 1                            0.500 percent      0.200 percent
Leverage Ratio less than or
or equal to 0.20 to 1.00
      AND
Interest Coverage Ratio
greater than or equal to
6.0 to 1.0

CATEGORY 2                            0.625 percent      0.250 percent
Leverage Ratio less than or
equal to 0.35 to 1.0
      AND
Interest Coverage Ratio
greater than or equal to
5.0 to 1.0

CATEGORY 3                            0.750 percent      0.300 percent
Leverage Ratio less than or
equal to 0.50 to 1.00
      AND
Interest Coverage Ratio
greater than or equal to
4.0 to 1.0

CATEGORY 4                            1.000 percent      0.375 percent
Leverage Ratio greater than
0.50 to 1.00
     OR
Interest Coverage Ratio
less than 4.0 to 1.0


          The applicable Category shall be the one with the lowest spreads for which both the Leverage Ratio and the Interest Coverage Ratio requirements are satisfied. Each change in the Applicable Percentage resulting from a change in the Leverage Ratio or Interest Coverage Ratio shall be effective with respect to all Loans, Commitments and Letters of Credit outstanding on and after the date on which the financial statements and certificates required by
Section 5.04(a) or 5.04(b) and Section 5.04(c) are delivered to the Administrative Agent indicating such change until the date immediately preceding the next due date for the delivery of such financial statements and certificates. Notwithstanding the foregoing, at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or 5.04(b) and Section 5.04(c), the Leverage Ratio and Interest Coverage Ratio shall be deemed to be in Category 4 for purposes of determining the Applicable Percentage.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

          "Attributable Debt" in respect of a Sale and Lease-Back Transaction shall mean, at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

          "Bain" shall mean Bain Venture Capital, a California limited partnership.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

          "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, (a) with respect to the Borrower on a consolidated basis for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its subsidiaries for such period, as the same are (or would be) set forth, in accordance with generally accepted accounting principles, in a consolidated statement of cash flow of the Borrower for such period, (b) with respect to Adjusted Oak for any period, the additions to property, plant and equipment and other capital expenditures of Oak and the Non-Connector Subsidiaries for such period, as the same are (or would be) set forth, in accordance with generally accepted accounting principles, in a consolidated statement of cash flow of Adjusted Oak for such period, and (c) with respect to Consolidated Oak for any period, the additions to property, plant and equipment and other capital expenditures of Oak and the Subsidiaries for such period, as the same are (or would be) set forth, in accordance with generally accepted accounting principles, in a consolidated statement of cash flow of Consolidated Oak for such period.

          "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Capital Stock" of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any limited or general partnership interest and any limited liability company membership interest, but excluding any debt securities convertible into such equity.

          A "Change in Control" shall be deemed to have occurred if (a) Oak shall cease to own directly, beneficially and of record shares representing 100 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Connector (such 100 percent to be reduced by the percentage of such voting power represented by the shares of such Capital Stock owned by the Investors, but in any event not to a percentage below 80 percent); or (b) Connector shall cease to own directly, beneficially and of record, shares representing 100 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Gilbert (such 100 percent to be reduced by the percentage of such voting power represented by the shares of such Capital Stock owned by members of the management of Gilbert party to the Management Stockholders Agreement, but in any event not to a percentage below 85 percent).

          "Closing Date" shall mean the date of the first Credit Event.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean all the "Collateral" as defined in the Security Documents.

          "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment or any of such Commitments, as the context may require.

          "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

          "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated August 1995.

          "Connector Notes" shall mean the Senior Subordinated Notes issued by Connector.

          "Connector Pledge" shall mean the pledge by Oak of the shares it owns of the Capital Stock of Connector pursuant to the Stockholders Agreement.

          "Connector Purchase" shall mean the purchase by Oak of all shares of the Capital Stock of Connector not owned by Oak, pursuant to Section 1.1 or
1.2 of the Stockholders Agreement.

          "Consolidated Net Income" shall mean with respect to any person for any period, the consolidated net income (or loss) of such person and its subsidiaries, on a consolidated basis, for such period.

          "Consolidated Net Worth" shall mean, as of any date, on a consolidated basis for any person and its subsidiaries, (a) the sum of (i) common and preferred stock (other than redeemable preferred stock) taken at par or stated value, (ii) capital surplus relating to common and preferred stock (other than redeemable preferred stock) and (iii) retained earnings (or deficit) at such date minus (b) treasury stock at such date; provided, however, that Consolidated Net Worth shall be adjusted to exclude the non-cash charges incurred in connection with (x) the incremental expense of up to $2,000,000 related to the write-up of Lasertron's inventory as a result of purchase accounting and the charges related to in process research and development costs of Lasertron immediately following the Acquisition, (y) the write-off by the Borrower in fiscal 1995 of up to $1,800,000 of deferred financing costs and booked original discount, and (z) purchase accounting adjustments arising in connection with any acquisition (other than the Acquisition and the Connector Purchase) consummated after the date of this Agreement, in each case to the extent that such charges were deducted in any determination of Consolidated Net Worth; provided, further, that the Consolidated Net Worth of Adjusted Oak shall equal Consolidated Net Worth of Oak minus the Consolidated Net Worth of Connector, after eliminating all intercompany items.

          "Consolidated Oak" shall mean Oak and its subsidiaries, on a consolidated basis.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Credit Event" shall have the meaning assigned to such term in
Section 4.01.

          "Current Assets" shall mean, as of any date, on a consolidated basis for any person and its subsidiaries, all assets (other than cash and Permitted Investments) which would be classified on a consolidated balance sheet of such person and its subsidiaries as current assets at such date of determination.

          "Current Liabilities" shall mean, as of any date, on a consolidated basis for any person and its subsidiaries, all liabilities which would be classified on a consolidated balance sheet of such person and its subsidiaries as current liabilities (excluding the current portion of long term Indebtedness) at such date of determination.

          "Debt Service" shall mean, with respect to the Borrower or Consolidated Oak, as applicable, for any period, Interest Expense of such person for such period plus scheduled principal amortization of Total Debt of such person for such period, but only if such amount is actually paid in cash.

          "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "Designated Financial Tests" shall be satisfied (a) for the purposes of Section 6.05(c) (which relates to the right of the Borrower to make acquisitions under certain circumstances), on the date of the proposed acquisition, if (i) (A) the Leverage Ratio of (1) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (2) after the closing of the Connector Purchase, Consolidated Oak, in each case is less than or equal to 0.55 to 1.00 as of such date and (B) the Interest Coverage Ratio of (1) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (2) after the closing of the Connector Purchase, Consolidated Oak, in each case as of the last day of the fiscal quarter most recently ended for which financial statements and certificates required by Section 5.04(a) or 5.04(b) and Section 5.04(c) have been delivered was greater than or equal to 3.0 to 1.0, or (ii), after the Connector Purchase (A) the sum of the aggregate Net Proceeds received on or prior to such date (without giving effect to the provisos in clauses (a) and (b) of the definition of "Net Proceeds") from (1) the issuance or sale of any equity security of Oak and (2) the sale of the assets or Capital Stock of O/E/N India Ltd. or WSNS, is at least $40,000,000, and (B) at least $40,000,000 principal amount of outstanding terms loans under the Oak Credit Agreement or, if less, the full principal amount of outstanding term loans under the Oak Credit Agreement shall have been prepaid or shall simultaneously be prepaid with such proceeds, and (b) for the purposes of definition of "Net Proceeds" (which relates to the amount of proceeds of certain assets or stock sales that must be applied to prepay Loans) and
Section 2.13(c) (which relates to the use of Excess Cash Flow to pay Term Loans), for a complete fiscal quarter prior to a specified time if (i) (A) the Leverage Ratio of (1) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (2) after the closing of the Connector Purchase, Consolidated Oak, in each case is less than or equal to 0.55 to 1.00 on each day of a complete fiscal quarter ended prior to such time (the "reference quarter") and (B) the Interest Coverage Ratio of
(1) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (2) after the closing of the Connector Purchase, Consolidated Oak, in each case as of the last day of the fiscal quarter immediately prior to the reference quarter and as of the last day of the reference quarter was greater than or equal to 3.0 to 1.0, or (ii) after the closing of the Connector Purchase (A) the sum of the aggregate Net Proceeds received on or prior to such date (without giving effect to the provisos in clauses (a) and (b) of the definition of "Net Proceeds") from (1) the issuance or sale of any equity security of Oak and (2) the sale of the assets or Capital Stock of O/E/N India Ltd. or WSNS, is at least $40,000,000 and (B) at least $40,000,000 principal amount of outstanding term loans under the Oak Credit Agreement or, if less, the full principal amount of outstanding term loans under the Oak Credit Agreement shall have been prepaid or shall simultaneously be prepaid with such proceeds. For the purposes of Section 6.05(c) (which relates to the right of the Borrower to make acquisitions under certain circumstances), the Designated Financial Tests shall be satisfied on a pro forma basis after giving effect to an acquisition if (a) the Leverage Ratio of (i) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (ii) after the closing of the Connector Purchase, Consolidated Oak, in each case is less than or equal to
0.55 to 1.00 as of the date of consummation of such acquisition, giving effect to such acquisition and the financing thereof, and (b) the Interest Coverage Ratio (i) prior to the closing of the Connector Purchase, the Borrower and its subsidiaries on a consolidated basis, or (b) after the closing of the Connector Purchase, Consolidated Oak, in each case was greater than or equal to the 3.0 to 1.0 as of the last day of the last complete fiscal quarter ended prior to such acquisition, as if such acquisition and the financing thereof had been consummated on October 1, 1995, or, if later, the first day of the four fiscal quarter period ended on such last day.

          "Determination Date" shall mean, on any date, the last day of the most recent fiscal quarter for which financial statements and certificates have been delivered pursuant to Section 5.04(a) or 5.04(b) and Section 5.04(c).

          "dollars" or "$" shall mean lawful money of the United States of America.

          "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

          "EBITDA" shall mean, for any period, with respect to the Borrower, the Consolidated Net Income of the Borrower and its subsidiaries, with respect to Consolidated Oak, the Consolidated Net Income of Oak and its subsidiaries, and with respect to Adjusted Oak, the Consolidated Net Income of Oak and the Non-Connector Subsidiaries, in each case for such period plus, to the extent deducted in computing such Consolidated Net Income, without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) any special charges and any extraordinary or non-recurring losses, (e) non-cash charges incurred in connection with (i) in the case of EBITDA of Consolidated Oak or Adjusted Oak, the incremental expense of up to $2,000,000 related to the write-up of Lasertron's inventory as a result of purchase accounting and the charges related to in process research and development costs of Lasertron immediately following the Acquisition, (ii) in the case of the EBITDA of the Borrower or Consolidated Oak, the write off by the Borrower in fiscal 1995 of up to $1,800,000 of deferred financing costs and booked original issue discount and (iii) purchase accounting adjustments arising in connection with any acquisition (other than the Acquisition and the Connector Purchase) consummated after the date of this Agreement, (f) minority interests in the net income of the Borrower, Adjusted Oak or Consolidated Oak, as the case may be, and (g) other non-cash items reducing Consolidated Net Income, minus, to the extent added in computing such Consolidated Net Income, without duplication, (i) interest income, (ii) extraordinary or non-recurring gains and (iii) income of any person (other than any subsidiary of such person) for any period in excess of dividends or distributions actually received in cash from such person by the Borrower or a subsidiary of the Borrower or Oak or a subsidiary of Oak, as applicable, during such period; provided, however, that for the fiscal quarters ending on March 31, 1995, June 30, 1995, and September 30, 1995, EBITDA for Adjusted Oak and for Consolidated Oak shall be computed on a pro forma basis as if the Acquisition had been completed on December 31, 1994.

          "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

          "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec.Sec. 9601 et seq. (collectively "CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Amendments of 1984, 42 U.S.C. Sec.Sec. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sec.Sec. 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. Sec.Sec. 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. Sec.Sec. 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sec.Sec. 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sec.Sec. 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sec.Sec. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sec.Sec. 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

          "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "prohibited transaction" with respect to which the Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower, other than contributions and payments in the ordinary course of business pursuant to the terms of such Plan or Multiemployer Plan.

          "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

          "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

          "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "Eurodollar Term Borrowing" shall mean a Borrowing comprised of Eurodollar Term Loans.

          "Eurodollar Term Loan" shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "Event of Default" shall have the meaning assigned to such term in
Article VII.

          "Excess Cash Flow" shall mean, for any fiscal year, EBITDA of the Borrower, prior to the Connector Purchase, and Consolidated Oak, after the Connector Purchase, for such fiscal year, minus, without duplication, (a) Debt Service of the Borrower, prior to the Connector Purchase, and Consolidated Oak, after the Connector Purchase, for such fiscal year, (b) any voluntary prepayments of Term Loans during such fiscal year, (c) permitted Capital Expenditures by the Borrower and its subsidiaries, prior to the Connector Purchase, or Oak and its subsidiaries, after the Connector Purchase, on a consolidated basis during such fiscal year which are paid in cash, (d) taxes paid in cash by the Borrower and its subsidiaries, prior to the Connector Purchase, or Oak and its subsidiaries, after the Connector Purchase, on a consolidated basis during such fiscal year, (e) an amount equal to any increase in Working Capital of the Borrower, prior to the Connector Purchase, or of Consolidated Oak, after the Connector Purchase, for such fiscal year, and (f) to the extent included in determining EBITDA, all items of revenue or income which did not result from a cash payment to the Borrower and its subsidiaries, prior to the Connector Purchase, or Oak and its subsidiaries, after the Connector Purchase, during such fiscal year plus, without duplication, (i) an amount equal to any decrease in Working Capital of the Borrower prior to the Connector Purchase, or of Consolidated Oak, after the Connector Purchase, for such fiscal year and (ii) to the extent subtracted in determining EBITDA, all items of expense which did not result from a cash payment by the Borrower and its subsidiaries, prior to the Connector Purchase, or Oak and its subsidiaries, after the Connector Purchase, during such fiscal year.

          "Existing Indebtedness" shall mean the Indebtedness of Connector, the Borrower and the other Subsidiaries listed in Schedule 1.01(a).

          "Fee Letter" shall mean the Fee Letter dated August 1, 1995, between Oak and the Administrative Agent.

          "Fees" shall mean the Commitment Fees, the LC Participation Fees and the Issuing Bank Fees.

          "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller, or any vice president performing the functions of any such officer, of such corporation.

          "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

          "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

          "GECC Credit Agreement" shall mean the Credit Agreement dated as of December 23, 1992, as amended, among General Electric Capital Corporation, as agent, the lenders party thereto, Connector and the Borrower.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

          "Guarantors" shall mean each person listed on Schedule 1.01(b) and each other person that becomes party to the Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person.

          "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Inactive Subsidiary" shall mean any Subsidiary that (a) does not carry on any business and (b) has total assets of not more than $10,000.

          "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid,
(d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person,
(e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

          "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Collateral Agent.

          "Interest Coverage Ratio" shall mean, with respect to any person, the ratio as of the last day of any fiscal quarter, for the four fiscal quarter period ended as of such day of (a) EBITDA minus Capital Expenditures to (b) Interest Expense; provided, however, that for purposes of calculating Interest Expense as of the last day of each of the fiscal quarters ending on December 31, 1995, March 31, 1996, and June 30, 1996, the amount determined pursuant to clause (b) above shall be determined by multiplying Interest Expense for the period commencing October 1, 1995, and ending as of the end of such fiscal period (i) by 4, in the case of the fiscal quarter ending December 31, 1995, (ii) by 2, in the case of the fiscal quarter ending March 31, 1996, and (iii) by 4/3, in the case of the fiscal quarter ending June 30, 1996.

          "Interest Expense" shall mean, with respect to the Borrower, Consolidated Oak or Adjusted Oak, in each case on a consolidated basis for any period, interest accrued or paid by the Borrower and its subsidiaries, in the case of the Borrower, Oak and its subsidiaries, in the case of Consolidated Oak, and Oak and the Non-Connector Subsidiaries, in the case of Adjusted Oak, during such period in respect of Total Debt of such person, excluding, in each case, amortization of deferred financing charges.

          "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, in the case of a Eurodollar Borrowing, the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.

          "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, and (ii) the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Investors" shall have the meaning given to such term in the definition of "Stockholders Agreement".

          "Issuing Bank" shall mean (a) Chemical Bank, in its capacity as issuer of Letters of Credit, and (b) any other Issuing Bank appointed under
Section 2.22(i).

          "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(b).

          "Lasertron" shall mean Lasertron, Inc., a Massachusetts corporation.

          "L/C Commitment" shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

          "L/C Disbursement" shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

          "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

          "L/C Participation Fee" shall have the meaning assigned to such term in Section 2.05(b).

          "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

          "Letter of Credit" shall mean any letter of credit issued pursuant to Section 2.22.

          "Leverage Ratio" shall mean, with respect to any person on any date, the ratio of (a) Total Debt of such person as of such date to (b) the sum of Consolidated Net Worth plus Total Debt, in each case of such person as of such date.

          "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing, the rate (rounded upwards, if necessary, to the next 1/16 of 1 percent) at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds by major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" shall mean this Agreement, the Letters of Credit, the Guarantee Agreement, the Security Documents and the Indemnity, Subrogation and Contribution Agreement.

          "Loan Parties" shall mean the Borrower and the Guarantors, other than, with respect to Article III, Section 4.01, Section 4.02(d) and clauses
(a), (c) and (k) of Article VII, Oak and the Non-Connector Subsidiaries.

          "Loans" shall mean the Revolving Loans and the Term Loans.

          "Management Stockholders Agreement" shall mean the Management Stockholders Agreement dated as of December 23, 1992, among Gilbert Engineering Acquisition Co., Inc., Connector, Connector Acquisition Company, Oak, certain investors party thereto and certain members of the management of the Borrower party thereto.

          "Margin Stock" shall have the meaning assigned to such term in Regulation U.

          "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole, (b) material impairment of the ability of Connector, the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

          "Net Proceeds" shall mean:

          (a) 100 percent of the cash proceeds actually received by the Borrower or any of its subsidiaries, prior to the Connector Purchase, or by Oak or any of its subsidiaries, after the Connector Purchase (including, when received, any cash payments in respect of principal of a note or installment receivable evidencing or forming part of the purchase price or a purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received), net of
(i) attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments (other than pursuant hereto), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) taxes paid or payable as a result thereof (including withholding taxes incurred in connection with cross-border transactions, if applicable, and including taxes estimated by the Borrower to be payable as a result thereof or as a result of such transactions), from any loss, damage, destruction or condemnation, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person, of any asset or assets of the Borrower or any of its subsidiaries (including any issuance or sale by any subsidiary of the Borrower of any of its equity securities), prior to the Connector Purchase, or of Oak or any of its subsidiaries (including any issuance or sale by any subsidiary of Oak of any of its equity securities), after the Connector Purchase (other than sales of assets expressly permitted by clause (a) of Section 6.05); provided, however, that
(A) the Net Proceeds from any sale of tangible personal property shall be reduced by an amount that the Borrower certifies in writing to the Administrative Agent has been or will be reinvested by the Borrower or the applicable subsidiary or Oak or the applicable subsidiary of Oak, as applicable, in the purchase of like property (provided that any amount not so reinvested within 90 days of receipt shall immediately become Net Proceeds),
(B) proceeds received from the sale of the assets or Capital Stock of O/E/N India Ltd. or WSNS shall not constitute Net Proceeds if the Designated Financial Tests had been satisfied for a complete fiscal quarter prior to the date of such sale, and (C) with respect to any fiscal year, no such proceeds realized in any fiscal year shall constitute Net Proceeds except and only to the extent that all such proceeds shall, in the aggregate, exceed $500,000 for such fiscal year; and

          (b) after the Connector Purchase, 100 percent of the cash proceeds from the issuance or the sale by Oak of any equity security of Oak, net of all taxes and fees, discounts, commissions, costs and other expenses incurred in connection with such issuance or sale; provided, however, that proceeds from any issuance or sale of equity shall not constitute Net Proceeds if the Designated Financial Tests had been satisfied for a complete fiscal quarter prior to the date of such issuance or sale.

          "Non-Connector Subsidiary" shall mean any subsidiary of Oak that is not Connector, the Borrower or any other Subsidiary.

          "Oak" shall mean Oak Industries Inc., a Delaware corporation.

          "Oak Collateral" shall have the meaning given to the term "Collateral" in the Oak Credit Agreement.

          "Oak Credit Agreement" shall mean the Credit Agreement dated as of the date hereof among Oak, the lenders party thereto and Chemical Bank, as issuing bank and as administrative agent and collateral agent for the lenders party thereto.

          "Oak Guarantors" shall have the meaning given to the term "Guarantors" in the Oak Credit Agreement.

          "Oak Pledge Agreement" shall have the meaning given to the term "Pledge Agreement" in the Oak Credit Agreement.

          "Obligations" shall mean, collectively, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Secured Parties under this Agreement and the other Loan Documents, (iv) any amount in respect of the foregoing that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in its sole discretion, may elect to pay or advance under this Agreement or any other Loan Document on behalf of any Loan Party after the occurrence and during the continuation of a Default or an Event of Default and
(v) unless the applicable Lender otherwise agrees, all monetary obligations of the Borrower and its subsidiaries under each interest rate protection agreement, foreign currency exchange agreement and other interest or exchange rate hedging agreement with any Lender and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Loan Documents.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "Permitted Other Acquisitions" shall have the meaning given such term in Section 6.05(d).

          "Permitted Investments" shall mean:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, (i) the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or (ii) any state or municipality of the United States rated, at the date of acquisition, A or higher by Standard & Poor's and A or higher by Moody's Investors Service, Inc., in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-1 or higher from Standard & Poor's or a rating of P-1 or higher from Moody's Investors Service, Inc.;

          (c) any mutual fund or other pooled investment vehicle rated A or higher by Moody's Investors Service, Inc., and A or higher by Standard & Poor's, which invests principally in obligations described above;

          (d) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000 or (ii) any Lender; and

          (e) other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.

          "Permitted Release" shall have the meaning given such term in
Section 5.10.

          "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, among Connector, the Borrower, Oak and its subsidiaries party thereto, certain members of the management of the Borrower party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "Pro Rata Percentage" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, but giving effect to any assignments pursuant to Section 9.04.

          "Register" shall have the meaning given such term in Section
9.04(d).

          "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

          "Remedial Action" shall mean: (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24); and (b) any other action required by any Governmental Authority or voluntarily undertaken to (x) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (z) perform studies and investigations in connection with, or as a precondition to, clause (x) or (y) above.

          "Reportable Event" shall mean any reportable event as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

          "Required Lenders" shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing greater than 50 percent of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

          "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

          "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure.

          "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment.

          "Revolving Credit Maturity Date" shall mean September 30, 2000.

          "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

          "Sale and Lease-Back Transaction" shall mean any arrangement, directly or indirectly, whereby Connector, the Borrower or any other Subsidiary shall sell or transfer to any person any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter Connector, the Borrower or any other Subsidiary shall rent or lease such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, from such person or any of its Affiliates.

          "Secured Parties" shall have the meaning assigned to such term in the Pledge Agreement.

          "Security Documents" shall mean the Pledge Agreement and each of the other instruments and documents executed and delivered pursuant to the foregoing or pursuant to Section 5.10.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Stockholders Agreement" shall mean the Stockholders Agreement dated as of December 22, 1992, among Connector, Oak, certain investors from time to time party thereto (the "Investors") and Bain.

          "Stock Purchase Agreement" shall mean the Stock Purchase Agreement among Lasertron, the stockholders of Lasertron party thereto and Oak related to the Acquisition of Lasertron by Oak and signed contemporaneously with this Agreement.

          "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50 percent of the equity or more than 50 percent of the ordinary voting power or more than 50 percent of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent.

          "Subsidiary" shall mean any subsidiary of Connector.

          "Term Borrowing" shall mean a Borrowing comprised of Term Loans.

          "Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder as set forth on
Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04

          "Term Loan Maturity Date" shall mean September 30, 2000.

          "Term Loan Closing Date" shall mean the date on which Term Loans are made.

          "Term Loan Repayment Amount" shall have the meaning assigned to such term in Section 2.11(a).

          "Term Loan Repayment Date" shall have the meaning assigned to such term in Section 2.11(a).

          "Term Loans" shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Each Term Loan shall be either a Eurodollar Term Loan or an ABR Term Loan.

          "Total Debt" shall mean, with respect to the Borrower, Consolidated Oak or Adjusted Oak, in each case on a consolidated basis at any time, all Indebtedness (other than Indebtedness of the type referred to in clause (i) of the definition of the term "Indebtedness" or Indebtedness of the type referred to in clauses (f) and (g) of such definition to the extent that the Indebtedness of the other person referred to in such clauses (f) and (g) is Indebtedness of the type referred to in clause (i)) of the Borrower and its subsidiaries, in the case of the Borrower, Oak and its subsidiaries, in the case of Consolidated Oak, and Oak and the Non-Connector Subsidiaries, in the case of Adjusted Oak, in each case at such time.

          "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

          "Transactions" shall have the meaning assigned to such term in
Section 3.02.

          "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100 percent of the equity or 100 percent of the ordinary voting power or 100 percent of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          "Working Capital" shall mean, with respect to any person and its subsidiaries on a consolidated basis at any date of determination, Current Assets for such person at such date of determination minus Current Liabilities for such person at such date of determination; provided, however, that the Working Capital of Adjusted Oak shall equal the Working Capital of Oak minus the Working Capital of Connector, after eliminating all intercompany items.

          "WSNS" shall mean the Borrower's interest in the joint venture Video
44.

          "WTD" shall mean Wuhan Telecommunication Devices Company, a Sino foreign joint venture limited liability company.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05.


ARTICLE II.  THE CREDITS

          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on the Closing Date, but in no event later than the termination of the Term Loan Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount not to exceed its Term Loan Commitment, and (b) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender's Revolving Credit Exposure exceeding (ii) such Lender's Revolving Credit Commitment. Within the limits set forth in clause (c) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 or
(ii) equal to the remaining available balance of the applicable Commitments.

          (b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall by 12:00 (noon), New York City time, credit the amounts so received to an account with the Administrative Agent designated by the Borrower in the applicable Borrowing Request, which account must be in the name of the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

          (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

          (f) If any Issuing Bank shall not have received from the Borrower any payment required to be made to such Issuing Bank pursuant to Section 2.22(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Revolving Credit Lender of the amount of the L/C Disbursement which shall not have been reimbursed and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

          SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same day as the proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; provided, however, that, unless the Required Lenders otherwise agree, no Eurodollar Borrowing shall be requested or made if a Default or Event of Default has occurred and is continuing; (ii) the date of such Borrowing (which shall be a Business Day),
(iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11 and the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

          (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

          SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the date hereof, on the last day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to the Applicable Percentage per annum in effect from time to time on the average daily unused amount of the Commitments of such Lender in effect during the preceding quarter (or other period commencing with the date of effectiveness of the Commitments of such Lender or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitments of each Lender shall be deemed to have become effective on the date of acceptance by the Borrower of a commitment of such Lender in respect of the credit facilities established by this Agreement and shall cease to accrue on the date on which the last of the Commitments of such Lender shall expire or be terminated as provided herein.

          (b) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall have been terminated as provided herein and no Letters of Credit shall remain outstanding, a fee (an "L/C Participation Fee") on such Lender's Pro Rata Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which no Letters of Credit shall remain outstanding and the Revolving Credit Commitments shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank the fronting fees separately agreed upon by the Borrower and such Issuing Bank and the standard issuance and drawing fees specified from time to time by such Issuing Bank (the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

          (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the Issuing Bank entitled thereto. Once paid, none of the Fees shall be refundable.

          SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

          (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

          (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal prior to the end of the Interest Period applicable to any Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00 percent per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus 2.00 percent.

          SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on September 29, 1995, if the first Credit Event shall not have occurred by such time.
          (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time, unless Section 2.13(a) is complied with.

          (c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

          SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the date of conversion, to convert one or more Eurodollar Borrowings into an ABR Borrowing, (b) not later than 11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert one or more ABR Borrowings into Eurodollar Borrowings or to continue one or more Eurodollar Borrowings as a Eurodollar Borrowing for an additional Interest Period, and
(c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan or Loans (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

          (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

          (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

          (viii) no Borrowing may be converted to or continued as a Eurodollar Borrowing (A) unless the Required Lenders otherwise consent, if an Event of Default shall have occurred and be continuing or (B) if a Default shall have occurred and be continuing and the Required Lenders shall have determined that such conversion or continuation is not appropriate.

          Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing or Borrowings that the Borrower requests be converted or continued,
(ii) whether such Borrowing or Borrowings are to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and
(iv) if such Borrowing or Borrowings are to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section
2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

          SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Borrower shall repay the Term Borrowings in 20 consecutive installments payable on the dates (each such date being a "Term Loan Repayment Date"), and in the amounts (each such amount, as adjusted from time to time pursuant to Sections 2.12 and 2.13(d), being a "Term Loan Repayment Amount") set forth below:

Date                  Amount
---------          ------------
12/31/1995          $1,100,000
 3/31/1996          $1,100,000
 6/30/1996          $1,100,000
 9/30/1996          $1,100,000
 2/31/1996          $1,100,000
 3/31/1997          $1,100,000
 6/30/1997          $1,100,000
 9/30/1997          $1,100,000
12/31/1997          $1,100,000
 3/31/1998          $1,100,000
 6/30/1998          $1,100,000
 9/30/1998          $1,100,000
12/31/1998          $1,100,000
 3/31/1999          $1,100,000
 6/30/1999          $1,100,000
 9/30/1999          $1,100,000
12/31/1999          $1,100,000
 3/31/2000          $1,100,000
 6/30/2000          $1,100,000
 9/30/2000          $1,100,000


          (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

          (c)  All repayments of Eurodollar Borrowings pursuant to this
Section 2.11 shall be accompanied by accrued and unpaid interest thereon to but excluding the date of such repayment. All repayments pursuant to this
Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

          SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, (i) in the case of a Eurodollar Borrowing, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent given before 11:00 a.m., New York City time and (ii) in the case of an ABR Borrowing, by written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent given before 11:00 a.m., New York City time, on the date of repayment; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000.

          (b) Optional prepayments of Term Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a).

          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of Eurodollar Borrowings under this
Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount being prepaid to but excluding the date of payment.

          SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall repay or prepay all its outstanding Revolving Credit Borrowings on the date of such termination and cash collateralize the entire L/C Exposure pursuant to section 2.22(j). In the event of any reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings in an amount sufficient to eliminate such excess, and if, after giving effect to such payment or prepayment, the aggregate L/C Exposure of all the Lenders would exceed the Total Revolving Credit Commitment, the Borrower shall, on such date, cash collateralize, pursuant to Section 2.22(j), such excess aggregate L/C Exposure or cause the termination of outstanding Letters of Credit in an amount sufficient to eliminate such excess.

          (b) Promptly upon receipt of Net Proceeds by the Borrower or any of its subsidiaries, prior to the closing of the Connector Purchase, or Oak or any of its subsidiaries, subsequent to the closing of the Connector Purchase, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to the amount of such Net Proceeds.

          (c) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 1996, and (ii) the date on which the financial statements with respect to such fiscal year are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to 50 percent of Excess Cash Flow for such fiscal year, unless the Designated Financial Tests shall have, for a period of at least one complete fiscal quarter, been satisfied.

          (d) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of Term Loans under Section 2.11(a). Notwith-standing anything in this Agreement to the contrary, subsequent to the closing of the Connector Purchase, all prepayments under this Section 2.13 shall be allocated pro rata among the then outstanding Term Loans and term loans made under the Oak Credit Agreement.

          (e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment.
Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Eurodollar Borrowings under this Section
2.13 shall be accompanied by accrued and unpaid interest to but excluding the date of payment. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

          (f) Amounts to be applied pursuant to this Section 2.13 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as the case may be, immediately and/or shall be deposited in the Prepayment Account (as defined below). The Administrative Agent shall apply any cash deposited in the Prepayment Account (i) allocable to Term Loans to prepay Eurodollar Term Loans and (ii) allocable to Revolving Loans to prepay Eurodollar Revolving Loans, in each case on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Term Loans or Revolving Loans, as the case may be, have been prepaid or until all the allocable cash on deposit with respect to such Loans has been exhausted. For purposes of this Agreement, the term "Prepayment Account" shall mean an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (h). The Administrative Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurodollar Term Borrowings or Eurodollar Revolving Borrowings to be prepaid, as the case may be; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any law, statute, rule or regulation and (ii) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing. The Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the last day of the applicable Interest Period is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest earned on such investments, the Prepayment Account shall not bear interest. Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above. If the maturity of the Loans has been accelerated pursuant to Article VII, the Administrative Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations. The Borrower hereby grants to the Administrative Agent, for its benefit and the benefit of the Issuing Banks and the Lenders, a security interest in the Prepayment Account to secure the Obligations.

          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Issuing Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or such Issuing Bank by the jurisdiction in which such Lender or such Issuing Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender or such Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or any Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Issuing Bank or any Lender's or any Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided, however, that any Lender or any Issuing Bank may not demand compensation under this Section 2.14 for any period commencing earlier than 180 days prior to such demand. The protection of this Section 2.14 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

          (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

         (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

          (b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (a) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (b) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or
(c) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this sentence being called a "Breakage Event"). Such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

          SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.14, 2.15 or 2.16 each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under
Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Term Loans and Revolving Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Term Loans and Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans and Revolving Loans and L/C Exposure, as the case may be of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and Revolving Loans and L/C Exposure and participations in Term Loans and Revolving Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans and Revolving Loans and L/C Exposure then outstanding as the principal amount of its Term Loans and Revolving Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Term Loans and Revolving Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan or Revolving Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank entitled thereto) shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York.

          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

          SECTION 2.20. Taxes. (a) Any and all payments by the Borrower hereunder and under any other Loan Document shall be made, in accordance with
Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent, any Lender or any Issuing Bank (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, such Lender or such Issuing Bank (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or any Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

          (c) The Borrower will indemnify the Administrative Agent, each Lender and each Issuing Bank (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses), other than penalties, interest or expenses arising out of the gross negligence of such person), net of any related payments under paragraph (a) or (b) above, arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or an Issuing Bank (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or any Issuing Bank (or Transferee), as the case may be, makes written demand therefor.

          (d) If the Administrative Agent, any Lender or any Issuing Bank (or Transferee) receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank (or Transferee) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank (or Transferee), shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent, such Lender or such Issuing Bank (or Transferee) in the event the Administrative Agent, such Lender or such Issuing Bank (or Transferee) is required to repay such refund to such Governmental Authority.

          (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section
2.20 shall survive the payment in full of the principal of and interest on all Loans made hereunder, the expiration or cancellation of all Letters of Credit and the reimbursement of all draws thereunder.

          (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.20(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20(g) that such Non-U.S. Lender is not legally able to deliver.

          (h) The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (h) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (h)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

          (i) Nothing contained in this Section 2.20 shall require any Lender or any Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to
Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, the Borrower may, at its sole expense and effort, upon notice to such Lender or such Issuing Bank and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans and participations in L/C Disbursements of such Lender or such Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.14, 2.15 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or such Issuing Bank's claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

          (b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section
2.20 (including as a result of any exercise by a Lender of its option described in Section 2.02(b)), then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under
Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

          SECTION 2.22. Letters of Credit. (a) General. The Borrower may request any Issuing Bank to issue a Letter of Credit, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, appropriately completed, for the account of the Borrower, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section 2.22 shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $5,000,000 and (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date.

          (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

          (f) Obligations Absolute. The Borrower's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

         (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

        (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

         (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

          (vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the applicable Issuing Bank.
However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's gross negligence or wilful misconduct or failure to examine drafts and other documents presented under a Letter of Credit to determine whether such drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) any Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the applicable Issuing Bank.

          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

          (h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

          (i) Resignation or Removal of any Issuing Bank; Additional Issuing Banks. Any Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to such Issuing Bank, the Administrative Agent and the Lenders. The Borrower may appoint additional Issuing Banks reasonably satisfactory to the Administrative Agent, and upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as an Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of an Issuing Bank; provided, however, that there shall not be more than three Issuing Banks at any time. Upon resignation or removal, an Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such resignation or removal shall become effective, the Borrower shall pay all accrued and unpaid Issuing Bank Fees due to such Issuing Bank. The acceptance of any appointment as an Issuing Bank hereunder by a Lender shall be evidenced by an agreement entered into by such Lender, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such additional Issuing Bank and to any previously appointed Issuing Bank, or to such successor and all previously appointed Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Administrative Agent or the Required Lenders shall demand that the L/C Exposure be cash collateralized, (ii) the maturity of the Loans shall be accelerated pursuant to Article VIII or (iii) the Borrower shall be required to provide cash collateral for a portion of the L/C Exposure pursuant to Section 2.13(a), the Borrower shall deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure (or, in the case of a deposit pursuant to clause (iii) above, the portion of the L/C Exposure required to be collateralized) as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed,
(ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50 percent of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder (x) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived and or (y) pursuant to Section 2.13(a), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the elimination the excess of the aggregate L/C Exposure over the Total Revolving Credit Commitment.


ARTICLE III.  REPRESENTATIONS AND WARRANTIES

          Each of Connector and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:

          SECTION 3.01. Organization; Powers. Each of Connector and the Borrower and each of the other Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

          SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and
(b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Connector, the Borrower or any other Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Connector, the Borrower or any other Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Connector, the Borrower or any other Subsidiary (other than any Lien created under the Security Documents).

          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Connector and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

          SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income and changes in financial condition (a) as of and for the fiscal years ended December 31, 1994, and December 31, 1993, which financial statements were used in the preparation of the corresponding consolidated financial statements of Oak, upon which Price Waterhouse LLP, independent public accountants, issued an opinion, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 1995, certified by its chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof required to be disclosed therein in accordance with GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except, in the case of the statements referred to in clause
(b) above, for the absence of footnotes and for normal year-end adjustments.

          SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects, condition, financial or otherwise, of the Borrower and its subsidiaries, taken as a whole, since December 31, 1994.

          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Connector, the Borrower and the other Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

          (b) Each of Connector, the Borrower and the other Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Connector, the Borrower and the other Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Connector therein. With respect to each person listed thereon, Schedule
3.08 indicates whether such person is as of the Closing Date an Inactive Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and as of the Closing Date are owned by Connector, directly or indirectly, free and clear of all Liens.

          SECTION 3.09. Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority, or any investigations by any Governmental Authority, now pending or, to the knowledge of Connector or the Borrower, threatened against or affecting Connector, the Borrower or any other Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          (b) None of Connector, the Borrower or any of the other Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their businesses and their material properties and assets as currently conducted violate, any law, rule or regulation, judgment, writ, injunction, decree or order of any Governmental Authority, where such violation could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. Agreements. (a) None of Connector, the Borrower or any of the other Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (b) None of Connector, the Borrower or any of the other Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11.  Federal Reserve Regulations.   (a)  None of
Connector, the Borrower or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

          SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither Connector nor the Borrower nor any other Subsidiary is
(a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

          SECTION 3.14. Tax Returns. Each of Connector, the Borrower and the other Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Connector, the Borrower or such other Subsidiary, as applicable, shall have set aside on its books adequate reserves.

          SECTION 3.15. No Material Misstatements. None of any information, report, financial statement, exhibit or schedule furnished by or on behalf of Connector or the Borrower to the extent it pertains to Connector, the Borrower and the other Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, however, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Connector and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

          SECTION 3.16. Employee Benefit Plans. Each of Connector, the Borrower and the ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of the ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $6,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.17.  Environmental Matters.  Except as set forth in
Schedule 3.17:

          (a) the properties owned or operated by Connector, the Borrower and the other Subsidiaries (the "Properties") do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) is reasonably likely to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could result in a Material Adverse Effect;

          (b) the Properties and all operations of Connector, the Borrower and the other Subsidiaries are in compliance, and in the last three years have been in compliance, with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not result in a Material Adverse Effect;

          (c) there have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of Connector, the Borrower or the other Subsidiaries, which Releases or threatened Releases, in the aggregate, could result in a Material Adverse Effect;

          (d) none of Connector, the Borrower or any of the other Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of Connector, the Borrower or the other Subsidiaries or with regard to any person whose liabilities for environmental matters Connector, the Borrower or the other Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could result in a Material Adverse Effect, nor do Connector, the Borrower or the other Subsidiaries have reason to believe that any such notice will be received or is being threatened; and

          (e) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have Connector, the Borrower or the other Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could result in a Material Adverse Effect.

          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by Connector or the Borrower or by Connector or the Borrower for the other Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Connector, the Borrower and the other Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

          SECTION 3.19. Security Documents. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other person. No Liens, other than those created pursuant to the Loan Documents and other than the Connector Pledge, exist on the Capital Stock of the Borrower or the other Subsidiaries.

          SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Connector, the Borrower or any other Subsidiary pending or, to the knowledge of Connector, the Borrower, threatened. The hours worked by and payments made to employees of Connector, the Borrower and the other Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, other than such violations that, individually and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All payments due from Connector, the Borrower or any other Subsidiary, or for which any claim may be made against Connector, the Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accruals have been made on the books of Connector, the Borrower or such other Subsidiary to cover such payments. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Connector, the Borrower or any other Subsidiary is bound.

          SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its probable liability on its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV.  CONDITIONS OF LENDING

          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

          SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a Borrowing that results from the conversion or continuation of an existing Borrowing) and on the date of each issuance of a Letter of Credit (each such event being called a "Credit Event"):

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.22(b).

          (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

          (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Except as expressly provided in paragraph (b) above, each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and
(c) of this Section 4.01.

          SECTION 4.02.  First Credit Event.  On the Closing Date:

          (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of Ropes & Gray, counsel for the Borrower, substantially to the effect set forth in Exhibit G, (i) dated the Closing Date, (ii) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (iii) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion.

          (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Administrative Agent, the Lenders and their counsel, the Issuing Banks and Cravath, Swaine & Moore, counsel for the Administrative Agent.

          (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
(b) and (c) of Section 4.01.

          (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

          (f)(i) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding capital stock of the Borrower and the other Subsidiaries (other than the Inactive Subsidiaries) shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by undated stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent; provided, however, that (A) none of Connector, the Borrower or any other Domestic Subsidiary shall be required to pledge more than 65 percent of the capital stock of any Foreign Subsidiary and
(B) no Foreign Subsidiary shall be required to pledge the capital stock of any of its subsidiaries and (ii) the Oak Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect.

          (g) Each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect.

          (h) After giving effect to the Borrowings hereunder on the Closing Date and the application of the proceeds thereof, Connector, the Borrower and the other Subsidiaries shall have no Indebtedness other than the Loans hereunder and Indebtedness otherwise permitted under Section 6.01. All agreements, commitments, security interests and other rights and obligations in respect of the Existing Indebtedness shall have been terminated and all amounts due in respect thereof shall have been paid in full from the proceeds of the Loans made on the Closing Date, except as set forth on Schedule 6.01 and Schedule 6.02.

          (i) The likely tax position and the contingent tax and other liabilities of Connector, the Borrower and the other Subsidiaries and the plans of Connector and the Borrower with respect thereto shall not have changed in any material respect since the date of the Confidential Information Memorandum.

          (j) The likely amount and nature of any environmental and employee health and safety exposures to which Connector, the Borrower and the other Subsidiaries may be subject and the plans of Connector and the Borrower with respect thereto shall not have changed in any material respect since the date of the Confidential Information Memorandum.

          (k) All approvals and consents of Governmental Authorities and third parties required in connection with the Acquisition and the other Transactions shall have been obtained (except as described in Section 3.04) and all applicable appeal periods shall have expired, and there shall be no action, pending or threatened, by or before any Governmental Authority that has or could have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Acquisition or the other Transactions.

          (l) The Lenders shall have received the financial statements referred to in Section 3.05 and all other financial information reasonably requested by the Administrative Agent.


ARTICLE V.  AFFIRMATIVE COVENANTS

          Each of Connector and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Connector and the Borrower will, and will cause each of the other Subsidiaries to:

          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

          SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

          SECTION 5.03. Obligations and Taxes. Pay and perform its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:

          (a) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, which, (i) in the case of the consolidated financial statements, (A) were used in the preparation of the corresponding consolidated financial statements of Oak, which financial statements of Oak were audited by Price Waterhouse LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements of Oak present fairly in all material respects the financial condition and results of operations of Oak and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied or (B) were audited by Price Waternouse LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries in accordance with GAAP consistently applied, and (ii) in the case of the consolidating financial statements of the Borrower and its subsidiaries, certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidating basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheets and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated and a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (it being understood that such certificate, when given by an accounting firm, may be limited to their knowledge as obtained in the course of their audit and without special investigation) and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent showing the Leverage Ratio and the Interest Coverage Ratio, in each case of the Borrower and Adjusted Oak, prior to the Connector Purchase, or of Consolidated Oak, after the Connector Purchase, as of the last day of the fiscal year or fiscal quarter to which such statements relate and demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12 (it being understood that the information required by this clause (ii) may be provided in a certificate of a Financial Officer on behalf of the Borrower instead of from the accounting firm);

          (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Connector, the Borrower or any other Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

          (e) if, as a result of any change in accounting principles and policies from those as in effect on the date hereof, the consolidated and consolidating financial statements of the Borrower and its subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated or consolidating financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer of the Borrower reconciling such changes to what the financial statements would have been without such changes;

          (f) concurrently with the delivery of financial statement under subparagraph (a) above, a copy of an operating and capital expenditure budget for the next succeeding fiscal year;

          (g) promptly upon the creation or acquisition of any Subsidiary or upon any Inactive Subsidiary ceasing to be an Inactive Subsidiary, a certificate from a Responsible Officer of the Borrower, identifying such Subsidiary and the ownership interest of Connector, the Borrower and the other Subsidiaries therein;

          (h) simultaneously with the delivery of any financial statements pursuant to subparagraph (a) or (b) above, a balance sheet and related statements of operations, cash flows and stockholder's equity for each unconsolidated subsidiary of the Borrower for the applicable period;

          (i) promptly, a copy of all reports submitted in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any of its subsidiaries; and

          (j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, Issuing Bank and each Lender prompt written notice of the following:

          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and

          (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

          SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $1,000,000 or requiring payments exceeding $500,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of Connector, the Borrower or any other Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Connector, the Borrower or any other Subsidiary with the officers thereof and independent accountants therefor.

          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

          SECTION 5.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws; provided, however, that none of Connector, the Borrower or any of the other Subsidiaries shall be required to undertake any Remedial Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          SECTION 5.10. Further Assurances. Execute any and all further documents and instruments, and take all further action that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Connector will cause any subsequently acquired or organized Domestic Subsidiary (other than any Inactive Subsidiary) to become party as a Guarantor to the Guarantee Agreement, the Indemnity Subrogation and Contribution Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, Connector will, at its cost and expense, promptly following the date of acquisition by Connector or any Subsidiary of any new subsidiary (other than any Inactive Subsidiary, unless the Collateral Agent shall have requested a pledge of Capital Stock of such Inactive Subsidiary), secure the Obligations by creating, or causing to be pledged or created, perfected security interests in all the issued and outstanding Capital Stock of such subsidiary pursuant to the Pledge Agreement; provided, however, that (a) no more than 65 percent of the Capital Stock of any Foreign Subsidiary shall be required to be pledged pursuant to this Section 5.10 and (b) no Foreign Subsidiary shall be required to pledge any stock of any other Foreign Subsidiary pursuant to this Section
5.10. Such security interests and Liens will be created under the Security Documents and other security agreements, instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and each of Connector and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.10. Each of Connector and the Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest. Notwithstanding anything to the contrary herein or in the Security Documents, if no Default or Event of Default shall have occurred and be continuing before and after giving effect to the Connector Purchase, the Collateral Agent shall release the security interests and Liens on the Collateral upon the closing of the Connector Purchase (the "Permitted Release").


ARTICLE VI.  NEGATIVE COVENANTS

          Each of Connector and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Connector and the Borrower will not, and will not cause or permit any of the other Subsidiaries to:

          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness for borrowed money existing on the date hereof and set forth in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness;

          (b) Indebtedness created hereunder;

          (c) (i) in the case of the Borrower, Indebtedness owed to any wholly owned Subsidiary that is a Guarantor and (ii) in the case of any subsidiary of the Borrower, Indebtedness owed to the Borrower or any wholly owned Subsidiary that is a Guarantor, in each of clauses (i) and (ii) only if such Indebtedness is evidenced by a note or notes which are pledged to the Collateral Agent under the Pledge Agreement;

          (d) in the case of the Borrower, Indebtedness described in clause
(i) of the definition of "Indebtedness" entered into in the ordinary course of business on terms and with counterparties reasonably satisfactory to the Administrative Agent;

          (e) purchase money Indebtedness incurred in the ordinary course of business after the date hereof to finance Capital Expenditures permitted under
Section 6.10 in a principal amount at any time outstanding not in excess of
(i) $10,000,000 less (ii) the amount of all Capital Lease Obligations incurred pursuant to clause (f) below and outstanding at such time; provided, however, that such Indebtedness is incurred within 90 days after the making of the Capital Expenditure so financed;

          (f) Capital Lease Obligations incurred in the ordinary course of business after the date hereof to finance Capital Expenditures permitted under
Section 6.10 in a principal amount at any time outstanding not in excess of
(i) $10,000,000 less (ii) the principal amount of all purchase money indebtedness incurred pursuant to clause (g) above and outstanding at such time;

          (g) in the case of the Borrower or any Guarantor, Guarantees of Indebtedness permitted under clause (d), (e) or (f) above;

          (h) Indebtedness of Foreign Subsidiaries not in excess of $5,000,000 principal amount at any time outstanding;

          (i) Indebtedness of Foreign Subsidiaries to Guarantors described in
Section 6.04(f); and

          (j) other unsecured Indebtedness of the Borrower not in excess of $5,000,000 principal amount at any time outstanding.

          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens on property or assets of the Borrower and its subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the date hereof;

          (b) any Lien created under the Loan Documents;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of its subsidiaries; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its subsidiaries;

          (d) Liens for taxes, assessments and other government charges not yet due or which are being contested in compliance with Section 5.03;

          (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

          (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

          (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any of its subsidiaries; provided, however, that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby is not less than 50 percent nor more than 100 percent of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any of its subsidiaries;

          (j) Liens represented by the interests of the lessors in respect of Capital Lease Obligations incurred pursuant to Section 6.01(f);

          (k) Liens represented by Sale and Lease-Back Transactions incurred pursuant to Section 6.03;

          (l) Liens on assets of Foreign Subsidiaries that only secure Indebtedness permitted under Section 6.01(h); and

          (m) a Lien on a $175,000 cash deposit with Bankers Trust Company securing an outstanding letter of credit.

          SECTION 6.03. Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction if, after giving effect thereto, the aggregate Attributable Debt for all outstanding Sale and Lease-Back Transactions would exceed $10,000,000.

          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

          (a) investments by Connector or the Borrower existing or committed to on the date hereof in the capital stock of the Subsidiaries;

          (b) Permitted Investments;

          (c) investments, loans or advances in or to Guarantors that are subsidiaries of the Borrower;

          (d) Permitted Other Acquisitions;

          (e) loans to officers or employees of the Borrower in the ordinary course not in excess of $1,000,000 principal amount at any time outstanding;

          (f) additional loans and advances from the Borrower or any Guarantor to subsidiaries of the Borrower listed on Schedule 6.04(f) or the Borrower not in excess of $20,000,000 aggregate principal amount outstanding at any time; provided, however, that all such loans and advances are evidenced by a note or notes which are pledged to the Collateral Agent under the Pledge Agreement;

          (g) investments in, or loans or advances to, foreign joint ventures existing or committed to on the date hereof; and

          (h) other investments in, or loans or advances to, or Guarantees of Indebtedness of, Subsidiaries or foreign joint ventures in a net amount not in excess of $5,000,000 outstanding at any time.

          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any Capital Stock of the Borrower or any other Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

          (a) the purchase and sale of inventory in the ordinary course of business by the Borrower or any other Subsidiary;

          (b) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing
(i) the merger of any wholly owned Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) the merger or consolidation of any wholly owned Subsidiary into or with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary) or the dissolution or liquidation of a wholly owned Subsidiary, and, in the case of each of clauses
(i) and (ii), no person other than the Borrower or a wholly owned Subsidiary receives any consideration;

          (c) the acquisition of another person or all or a substantial part of its assets if (i) the acquired person is engaged in the same business as the Borrower or another business reasonably related thereto, and (ii) at the time of and after giving effect to such acquisition, no Event of Default or Default has occurred and is continuing, and (iii) after giving effect to such acquisition, the Borrower shall be in compliance, on a pro forma basis, with Sections 6.10, 6.11 and 6.12, and (iv) such acquisition is approved by the board of directors of the acquired person prior to the commencement of any tender offer or the acquisition by the Borrower of any shares of Capital Stock thereof, and (v) after giving effect to such acquisition, the Borrower controls the dividend policy of the Capital Stock of the acquired person and owns at least 80 percent of the common equity thereof and (vi) (A) on the date of such acquisition and after giving effect thereto the Designated Financial Tests are satisfied on an actual and, unless the Borrower is relying on clause
(a)(ii) of the definition of "Designated Financial Tests", pro forma basis, or
(B) the aggregate consideration paid after the Closing Date for acquisitions (other than acquisitions meeting the requirements of clause (A) above) is not in excess of $10,000,000; provided, however, that the aggregate consideration paid under this clause (c) after the Closing Date for acquisition of persons not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia shall not in any event exceed $10,000,000 (the foregoing collectively defined as "Permitted Other Acquisitions");

          (d) sales or other dispositions by the Borrower or any Subsidiary of assets (other than receivables, except to the extent disposed of incidentally in connection with an asset disposition otherwise permitted hereby), for consideration in an aggregate amount not exceeding $25,000,000; provided, however, that (i) each such disposition shall be for a consideration determined in good faith by the board of directors or senior management of the Borrower to be at least equal to the fair market value (if any) of the asset sold, (ii) the aggregate amount of all non-cash consideration included in the proceeds of any such disposition may not exceed 20 percent of the fair market value of such proceeds (provided that obligations of the type referred to in clause (a) of the definition of "Permitted Investments" shall not be deemed non-cash proceeds if such obligations are promptly sold for cash and the proceeds of such sale are included in the calculation of Net Proceeds from such sale), (iii) the aggregate Net Proceeds of all such dispositions under this clause (f) shall be applied in accordance with Section 2.13(b), and (iv) no Default or Event of Default shall have occurred and be continuing immediately prior to or after such disposition.

          SECTION 6.06. Restrictions on Ability of Subsidiaries to Pay Dividends. Permit Connector, the Borrower or the other Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of Connector, the Borrower or any other Subsidiary to, except pursuant to the Stockholders Agreement, (i) pay any dividends or make any other distributions on its Capital Stock or any other interest or (ii) make or repay any loans or advances to Connector, the Borrower or the parent of such subsidiary.

          SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than transactions between or among the Borrower and the wholly owned Subsidiaries), except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) Connector may pay, pursuant to Section 4.1 of the Stockholders Agreement, (i) management fees to Oak in an amount not to exceed $450,000 per annum and (ii) the reasonable out-of-pocket and travel and lodging costs of certain of its directors in connection with the attendance at meetings of the directors of Connector in each Fiscal Year and (c) Connector, the Borrower or any other Subsidiary may engage in transactions described in clauses (i) thru (iv) of Section 4.5.1 of the Stockholders Agreement as in effect on the date hereof.

          SECTION 6.08. Business of Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental or related thereto.

          SECTION 6.09. Indebtedness and Other Material Agreements. (a) Amend or modify, or grant any waiver or release under (i) any instruments, agreements or documents evidencing or in connection with Indebtedness of Connector, the Borrower and the other Subsidiaries, (ii) any agreements material to the business of Connector, the Borrower and the other Subsidiaries, or (iii) the Stockholders Agreement, except with respect to amendments of or waivers under Section 4.3, 4.4, 4.5, 4.6, 4.7 or 4.9 of the Stockholders Agreement and relating to the subject matters of such sections as in effect on the date of the Agreement.

          (b) Amend or modify in any manner adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such action shall be adverse to the Lenders) the certificate of incorporation or bylaws of Connector, the Borrower or any other Subsidiary.

          SECTION 6.10. Capital Expenditures. Permit the Borrower to make any Capital Expenditures, on a consolidated basis, in any fiscal year to exceed the amount set forth below:

Fiscal Year:                 Capital Expenditures:
-----------                  --------------------
1995                            $8,000,000
1996                           $10,000,000
1997                           $12,000,000
1998                           $14,000,000
1999                           $16,000,000
2000                           $18,000,000

          SECTION 6.11. Leverage Ratio. Permit the Leverage Ratio of the Borrower, prior to the Connector Purchase, and Consolidated Oak after the Connector Purchase, to exceed, as of December 31, 1995, and as of the last day of each fiscal quarter thereafter, 0.55 to 1.00.

          SECTION 6.12. Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Borrower, prior to the Connector Purchase, and Consolidated Oak, after the Connector Purchase, as of December 31, 1995, and as of the last day of each fiscal quarter thereafter to be less than 3.0 to 1.0

          SECTION 6.13. Fiscal Year. Cause its fiscal year to end on other than December 31 of each year.


ARTICLE VII.  EVENTS OF DEFAULT

          In case of the happening of any of the following events ("Events of Default"):

          (a) any representation or warranty made or deemed made by any Loan Party, other than any representation or warranty made with respect to Oak or the Non-Connector Subsidiaries, in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information, other than with respect to Oak or the Non-Connector Subsidiaries, contained in any report, certificate, financial statement or other instrument furnished by any Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and, in the case of default in reimbursement, such default shall continue unremedied for a period of one Business Day;

          (c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due from any Loan Party under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

          (d) default shall be made in the due observance or performance by Connector, the Borrower or any other Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

          (e) default shall be made in the due observance or performance by Connector, the Borrower or any other Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

          (f) Connector, the Borrower or any other Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $500,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Connector, the Borrower or any other Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of Connector, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Connector, the Borrower or any other Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) Connector, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Connector, the Borrower or any other Subsidiary or for a substantial part of the property or assets of Connector, the Borrower or any other Subsidiary,
(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against Connector, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Connector, the Borrower or any other Subsidiary to enforce any such judgment;

          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $1,000,000 or requires payments exceeding $500,000 in any year;

          (k) (i) any Loan Document shall for any reason be asserted by Oak or any of its subsidiaries not to be a legal, valid and binding obligation of any Loan Party thereto, or (ii) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by Oak or any of its subsidiaries not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement;

          (l) (i) at the time of the Connector Purchase, there shall have occurred and be continuing any Event of Default (as defined therein) under the Oak Credit Agreement, or (ii) after the Connector Purchase, there shall occur any Event of Default (as defined therein) under the Oak Credit Agreement;

          (m) after the Connector Purchase, Oak or any Oak Guarantor shall fail to be a Guarantor;

          (n) after the Connector Purchase, unless the Permitted Release has occurred, the Obligations are not secured by all of the Oak Collateral; or

          (o) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


ARTICLE VIII.  THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

          In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Banks (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the "Agents"). Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or such Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or each Issuing Bank its proper share of each payment so received;
(b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as
received by the Administrative Agent.   Without limiting the generality of the
foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

          Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or any Issuing Bank of any of its obligations hereunder or to any Lender or any Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or any other Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

          With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

          Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, however, that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent or any of its directors, officers, employees or agents.

          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


ARTICLE IX.  MISCELLANEOUS

          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to Connector or the Borrower, to it at Bay Colony Corporate Center, 1000 Winter Street, Waltham, MA 02154, Attention of Pamela F. Lenehan (Telecopy No. (617) 890-8585);

          (b) if to the Administrative Agent, to Chemical Bank Agency Services, Grand Central Tower, 140 East 45th Street, New York, New York 10017, Attention of Sandra Miklave (Telecopy No. (212) 622-0005), with a copy to Chemical Bank, 270 Park Avenue, New York, New York 10017, Attention of Ann Kerns (Telecopy No. (212) 270-2625); and

          (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by Connector and the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

          SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Connector, the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Connector, the Borrower, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of such Lender, (x) the Borrower and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, each Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), (ii) each such assignment shall be the same percentage of all the assigning Lender's rights and obligations under this Agreement and the Oak Credit Agreement and all of the Commitments and Loans hereunder shall be assigned pro rata, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Connector, the Borrower or any other Subsidiary or the performance or observance by Connector, the Borrower or any other Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, each Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

          (f) Each Lender may without the consent of Connector, the Borrower, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14,
2.16 and 2.20 to the same extent as if they were Lenders (but the liability of the Borrower under such Sections shall not be greater than its liability thereunder to the selling Lender) and (iv) Connector, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Connector or the Borrower furnished to such Lender by or on behalf of Connector or the Borrower; provided, however, that, prior to any such disclosure of information designated by Connector or the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to
Section 9.16.

          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

          (i) Connector or the Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

          (j) In the event that Standard & Poor's Ratings Group, Moody's Investors Service, Inc., and Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by InsuranceWatch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), then any Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrower to use its reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that
(i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owned to it hereunder.

          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Issuing Banks in connection with any amendments, modifications or waivers of the provisions hereof or of any Loan Document (whether or not the transactions thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

          (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, but in no event with respect to the Acquisition or the Oak Credit Agreement, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by Connector, the Borrower or any of the other Subsidiaries, or any Environmental Claim related in any way to Connector, the Borrower or the other Subsidiaries; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section
9.05 shall be payable on written demand therefor.

          SECTION 9.06. Right of Setoff. Subject to Section 2.18, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Connector or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Connector or the Borrower in any case shall entitle Connector or the Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Connector, the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any Loan or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly affected thereby,
(ii) change or extend the Commitment or decrease the Commitment Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17, 2.18 or 9.04(i), the provisions of this
Section 9.08, the definition of the term "Required Lenders" or release all or any substantial part of the Collateral, other than the Permitted Release, or release any Guarantor from the Guarantee Agreement unless all or substantiall all of the Capital Stock of such Guarantor is sold in a transaction permitted by this Agreement, in each case without the prior written consent of each Lender or (iv) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or each Issuing Bank.

          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in
Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Connector and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Connector or the Borrower or its properties in the courts of any jurisdiction.

          (b) Each of Connector and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.16. Confidentiality. The Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, each Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process,
(d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Administrative Agent, each Issuing Bank, any Lender or the Collateral Agent on a nonconfidential basis from a source other than Connector or the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, each Issuing Bank or any Lender based on any of the foregoing) that are received from Connector or the Borrower and related to Connector or the Borrower, any shareholder of Connector or the Borrower or any employee, customer or supplier of Connector or the Borrower, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, each Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by Connector or the Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential.  The provisions of this
Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                  CONNECTOR HOLDING COMPANY,

                                  by   /S/ THOMAS F. SHEEHAN
                                    NAME:  THOMAS F. SHEEHAN
                                    TITLE:  VICE PRESIDENT AND TREASURER


                                  GILBERT ENGINEERING CO.,

                                  by   /S/ THOMAS F. SHEEHAN
                                    NAME:  THOMAS F. SHEEHAN
                                    TITLE:  VICE PRESIDENT


                                  CHEMICAL BANK, individually
                                  and as Administrative Agent,
                                  Collateral Agent and Issuing Bank,

                                  by   /S/ EDWARD W. DEVINE
                                    NAME:  EDWARD W. DEVINE
                                    TITLE:  MANAGING DIRECTOR


                                  ABN AMRO BANK N.V., Boston Branch,

                                  by   /S/ JAMES E. DAVIS
                                    NAME:  JAMES E. DAVIS
                                    TITLE:  VICE PRESIDENT

                                  by   /S/ BRIAN M. HORGAN
                                    NAME:  BRIAN M. HORGAN
                                    TITLE:  ASSISTANT VICE PRESIDENT


                                  BHF-BANK AG,

                                  by   /S/ JOHN SYKES
                                    NAME:  JOHN SYKES
                                    TITLE:  ASSISTANT VICE PRESIDENT

                                  by   /S/ DAVID FRAENKEL
                                    NAME:  DAVID FRAENKEL
                                    TITLE:  VICE PRESIDENT


                                  THE CHASE MANHATTAN BANK
                                  (National Association),

                                  by   /S/ KARIM T. ASSEF
                                    NAME:  KARIM T. ASSEF
                                    TITLE:  VICE PRESIDENT


                                  CREDIT LYONNAIS CAYMAN ISLAND BRANCH,

                                  by   /S/ ROBERT IVOSEVICH
                                    NAME:  ROBERT IVOSEVICH
                                    TITLE:  AUTHORIZED SIGNATURE

                                  CREDIT LYONNAIS NEW YORK BRANCH,

                                  by   /S/ ROBERT IVOSEVICH
                                    NAME:  ROBERT IVOSEVICH
                                    TITLE:  SENIOR VICE PRESIDENT


                                  THE FIRST NATIONAL BANK OF BOSTON,

                                  by   /S/ THOMAS F. FARLEY, JR.
                                    NAME:  THOMAS F. FARLEY, JR.
                                    TITLE:  DIRECTOR


                                  FIRST UNION NATIONAL BANK OF
                                  NORTH CAROLINA,

                                  by   /S/ MARK M. HARDEN
                                    NAME:  MARK M. HARDEN
                                    TITLE:  VICE PRESIDENT


                                  FLEET BANK OF MASSACHUSETTS, N.A.,

                                  by   /S/ ALLISON READ
                                    NAME:  ALLISON READ
                                    TITLE:  SENIOR VICE PRESIDENT


                                  LTCB TRUST CO.,

                                  by   /S/ JOHN J. SULLIVAN
                                    NAME:  JOHN J. SULLIVAN
                                    TITLE:  EXECUTIVE VICE PRESIDENT


                                  MELLON BANK, N.A.,

                                  by   /S/ ROBERT H. SUMMERSGILL
                                    NAME:  ROBERT H. SUMMERSGILL
                                    TITLE:  FIRST VICE PRESIDENT


                                  THE MITSUBISHI BANK, LIMITED,
                                  NEW YORK BRANCH,

                                  by   /S/ DAVID A. KELSON
                                    NAME:  DAVID A. KELSON
                                    TITLE:  VICE PRESIDENT


                                  NATIONSBANK OF TEXAS, N.A.,

                                  by   /S/ BRENT W. MELLOW
                                    NAME:  BRENT W. MELLOW
                                    TITLE:  VICE PRESIDENT


                                  NBD BANK,

                                  by   /S/ KARL I. BELL
                                    NAME:  KARL I. BELL
                                    TITLE:  VICE PRESIDENT


                                  THE ROYAL BANK OF SCOTLAND
                                  PLC-NEW YORK BRANCH,

                                  by   /S/ RUSSELL M. GIBSON
                                    NAME:  RUSSELL M. GIBSON
                                    TITLE:  VICE PRESIDENT & DEPUTY MANAGER


                                  NORWEST BANK ARIZONA, NATIONAL
                                  ASSOCIATION,

                                  by   /S/ DAN McKIRGAN
                                    NAME:  DAN McKIRGAN
                                    TITLE:  VICE PRESIDENT


                                  THE TORONTO DOMINION BANK,

                                  by   /S/ NEVA NESBITT
                                    NAME:  NEVA NESBITT
                                    TITLE:  MGR. CR ADMIN.